EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(Effective as of October 31, 2016).

Ashford Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

FORMATION

The Corporation is a corporation under the Maryland General Corporation Law (“MGCL”).

ARTICLE II

NAME AND LIFE

Section 2.1                                    Name.  The name of the Corporation is Ashford Inc.

Section 2.2                                    Life.  The Corporation shall have a perpetual existence.

ARTICLE III

PRINCIPAL OFFICE AND REGISTERED AGENT

The address of the principal office of the Corporation within the State of Maryland, is c/o CSC — Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the “Board”) may from time to time determine. The name of the resident agent of the Corporation within the State of Maryland is CSC-Lawyers Incorporating Service Company, and the address of such agent is 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE IV

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the MGCL.

ARTICLE V

CAPITAL STOCK

Section 5.1                                    Authorized Capital Stock.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of capital stock (“Capital Stock”), consisting of (i) one hundred million (100,000,000) shares of common stock, par value one cent ($0.01) per share (“Common Stock”), (ii) fifty million (50,000,000) shares of blank check common stock, par value one cent ($0.01) per share (“Blank Check Common Stock”) and (iii) fifty million (50,000,000) shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”), of which two million (2,000,000) shares of Preferred Stock have been designated as “Series A Preferred Stock,” the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of which are set forth in Section 5.5 hereto.  Forty-eight million (48,000,000) shares of Preferred Stock remain undesignated.

Section 5.2                                    Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)                                 Voting.  Except as otherwise expressly provided herein or required by Law or the relevant Preferred Stock Designation (as defined in Section 5.4(a)) of any series of Preferred Stock or the relevant Blank Check Common Stock Designation (as defined in Section 5.3(a)) of any series of Blank Check Common Stock, each holder of record of shares of Common Stock shall have the exclusive right to vote for the election of directors and shall be entitled to vote on all other matters requiring stockholder action, each share being entitled to one vote.

(b)                                 Dividends.  Subject to applicable Law and the preferential rights, if any, as to dividends of the holders of any shares of Preferred Stock at the time outstanding and to the rights, if any, as to dividends of any shares of Blank Check Common Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

(c)                                  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of shares of Common Stock shall be entitled to receive, subject to the preferential rights as to distributions upon such Liquidation Event of each of the creditors of the Corporation and the holders of any shares of Preferred Stock at the time outstanding and to the rights of any shares of Blank Check Common Stock at the time outstanding, their ratable and proportionate share of the remaining assets of the Corporation. A Liquidation Event shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, or conveyance of all or substantially all of the Corporation’s assets.

(d)                                 No Cumulative Voting Rights.  No holder of shares of Common Stock shall have cumulative voting rights.

(e)                                  Other Rights.  No holder of shares of Common Stock shall be entitled to preference, conversion, exchange, sinking fund, redemption or preemptive rights.

Section 5.3                                    Blank Check Common Stock.

(a)                                 The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Blank Check Common Stock in one or more series, by filing articles supplementary pursuant to Section 2-208 of the MGCL (hereinafter referred to as a “Blank Check Common Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix for each such series, such voting powers, full or limited, or no voting powers, and, such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Blank Check Common Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, including without limitation a condition that relates to the performance of specified assets or a specified line or lines of business, and at such times, and payable in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of all or specified assets of, or a specified line of business of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Blank Check Common Stock Designation.

(b)                                 The rights, powers and privileges of the Blank Check Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Blank Check Common Stock Designation or applicable Law, holders of Blank Check Common Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 5.4                                    Preferred Stock.

(a)                                 The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, by filing articles supplementary pursuant to Section 2-208 of the MGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Preferred Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Preferred Stock Designation.

(b)                                 The rights, powers and privileges of the Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable Law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

(c)                                  Except as otherwise provided by a Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors.

Section 5.5                                    Series A Preferred Stock.

(a)                                 Designation and Amount.  The shares of this series shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be two million (2,000,000).  Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

(b)                                 Dividends and Distributions.

(i)                    Subject to the rights of the holders of any shares of any class or series of Preferred Stock (or any other stock of the Corporation) ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate per share amount of all cash dividends, and 1,000 multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock

(by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)                 The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 5.5(b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii)              Dividends due pursuant to Section 5.5(b)(i) shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(c)                                  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i)                    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)                 Except as otherwise provided in the Charter, including any other Articles Supplementary creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other Capital Stock having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii)              Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)                                 Certain Restrictions.

(i)                    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 5.5(b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A)                               declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock;

(B)                               declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(C)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series A Preferred Stock.

(ii)                 The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5.5(d), purchase or otherwise acquire such shares at such time and in such manner.

(e)                                  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall automatically and without further Board action become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Charter, including any Articles Supplementary creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

(f)                                   Liquidation, Dissolution or Winding-Up.

(i)                    Upon any liquidation, dissolution or winding-up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)                 If there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(iii)              Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 5.5(f).

(g)                                  Consolidation, Merger, Etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h)                                 Amendment.  At any time that any shares of Series A Preferred Stock are outstanding, the Charter shall not be amended in any manner, including in a merger, consolidation or otherwise, which would alter, change or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately a single class.

(i)                                     Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding-up, junior to all other series of Preferred Stock, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

Section 5.6                                    Preemptive Rights.  Except as my be provided by the Board in setting the terms of any stock  Preferred Stock or Blank Check Common Stock designated in accordance with this Article V or as may otherwise be provided by a contract approved by the Board, no holders of shares of Capital Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Capital Stock or any other security of the Corporation which it may issue or sell.

Section 5.7                                    Approval of Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by a majority of the Board and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1                                    Number.  The Board shall consist of not less than one or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board.

Section 6.2                                    Classes.  The directors of the Board shall not be divided into classes. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve for a term of one year and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

Section 6.3                                    Removal. Except as otherwise required by applicable Law and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of Capital Stock entitled to vote in the election of directors. The vacancy or vacancies in the Board caused by any such removal may be filled by the Board as provided in Section 6.5.

Section 6.4                                    Term of Office.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 6.5                                    Vacancies and Newly Created Directorships.  Unless otherwise required by Law, and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Section 6.6                                    Voting.  At all meetings of the Board or of any committee thereof at which a quorum is present, except as otherwise provided for by Law, these Articles or the Bylaws of the Corporation (the “Bylaws”), any action required or permitted to be taken by the Board shall be approved by the affirmative vote of a majority of the directors then present; provided, however, that a majority of the disinterested directors shall be required to approve any transaction or agreement involving the Corporation, its wholly-owned subsidiaries or Ashford Hospitality Advisors LLC and a director or officer of the Corporation or an Affiliate of any director or officer of the Corporation or an entity in which a director or officer is a director or an officer or has a financial interest. The proviso in the preceding sentence, however, shall not apply to the fixing by the Board of reasonable compensation for a director.

Section 6.7                                    Powers.  In addition to the powers and authority expressly conferred upon the directors herein or by applicable Law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation which are not reserved to the stockholders pursuant to applicable Law, these Articles or the Bylaws.

Section 6.8                                    Special Meetings of Stockholders.  Special meetings of the stockholders, for any purpose or purposes (i) may be called by the Chairman of the Board, the CEO and (ii) shall be called by the CEO or Secretary at the request in writing of a majority of the members of the Board or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of Capital Stock, and may not be called by any other Person or Persons. Such request of the Board or the stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice.

Section 6.9                                    Agreements.  The Board may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and the Corporation’s directors) whereby, subject to the supervision and control of the Board, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and/the Corporation’s directors) shall render or make available to the Corporation managerial, operational, investment, either or both advisory and related services, office space and other services and facilities (including, if deemed advisable by the Board, the management or supervision of the operations of the Corporation and its subsidiaries) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board, the compensation payable thereunder by the Corporation).

Section 6.10                             Personal Liability of Directors.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 6.10, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Section 6.10 shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 6.11                             No Written Ballot Required for Director Elections.  Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify and hold harmless to the fullest extent authorized or permitted by Maryland Law, as now or hereafter in effect, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Such rights to indemnification and advancement of expenses (as provided for in this Article VII) shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of such Covered Person’s heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Covered Person (or such Covered Person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Board.  In addition, the Corporation shall, to the fullest extent not prohibited by applicable Law, provide for the advancement of expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of a written affirmation by the Covered Person of such Covered Person’s good faith belief that the standard of conduct necessary for indemnification under this Article VII has been met and a written undertaking by or on behalf of the Covered Person requesting advancement to repay the amount advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation under this Article VII.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to the Covered Persons.

The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation (as it may be amended and restated from time to time), the Bylaws (as they may be amended and restated from time to time), any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all of the outstanding Capital Stock entitled to vote on the matter.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Maryland, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the MGCL) outside the State of Maryland at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

BYLAWS

Section 10.1          The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

Section 10.2          The Bylaws of the Corporation may be altered, amended or repealed, and new bylaws adopted in the manner provided for in the Bylaws.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Definitions.  The following definitions are used herein:

“Affiliate” means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of Beneficial Ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” means ownership of shares of Common Stock by a Person, whether the interest in the shares of Common Stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

“Law” means any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

“Person” means an individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Section 11.2          Potential Business Opportunity.  If a director or officer of the Corporation who is also a director or officer of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or their respective Affiliates or successors (such person, an “Overlap Person” and such entity, an “Other Entity”) is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(i)       such director or officer will, to the fullest extent permitted by Law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

(ii)      if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, will not be liable to the Corporation or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto;

(iii)     any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such entity by an Overlap Person; and

(iv)    if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between the Corporation and/or its subsidiaries, on the one hand, and such Other Entity, on the other hand, the Corporation and its subsidiaries, to the fullest extent permitted by Law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity;

unless in each case referred to in clauses (i), (ii), (iii) or (iv) above, the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of the Corporation (an opportunity meeting all of such conditions, a “Restricted Potential Business Opportunity”). To the fullest extent permitted by Law, the Corporation shall be deemed to have renounced any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that the Board declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

Section 11.3          Ambiguity.  For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article XI amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between Ashford Inc. or any of its Affiliates and each of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. and any of their respective Affiliates.

Section 11.4          Application of Provision.  This Article XI shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article XI to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article XI. No alteration, amendment, termination, expiration or repeal of this Article XI nor the adoption of any provision of these Articles inconsistent with this Article XI shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or any of their respective Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 11.5          Deemed Notice.  Any Person purchasing or otherwise acquiring any interest in any shares of the Capital Stock shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.6          Severability.  If this Article XI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article XI shall be deemed to be modified to the minimum extent necessary to avoid a violation of Law and, as so modified, this Article XI and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by Law.

Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of these Articles inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the expiration of this Article XI, any contract, agreement, arrangement or transaction involving a Potential Business Opportunity shall not by reason thereof result in any breach of any duty or standard of conduct of any director or officer of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of these Articles, the Bylaws, the MGCL and other applicable Law.

ARTICLE XII

AMENDMENTS AND REPEAL

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, including any amendment, alteration, change or repeal which alters the contract rights, as expressly set forth in the charter of the Corporation, and substantially and adversely affects the stockholders’ rights, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted in the manner now or hereafter prescribed in these Articles, the Bylaws or the MGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Person by and pursuant to these Articles in its present form or as hereafter amended are granted subject to such reservation.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought in the right of the Corporation, (ii) any action asserting a claim of breach of a duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders or any breach of a standard of conduct of directors, (iii) any action asserting a claim against the Corporation, or any director, officer, employee or agent of the Corporation, arising pursuant to any provision of the MGCL, these Articles or the Bylaws or (iv) any other action asserting a claim against the Corporation, or any director, officer, employee or agent of the Corporation, governed by the internal affairs doctrine. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this ARTICLE XIII.  In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program of that court.

THIRD: The foregoing amendment and restatement of the Articles was duly advised by the Board, and approved by the stockholders of the Corporation as required by law. The stockholders approved these Articles of Amendment and Restatement by the unanimous written consent of the stockholders.

FOURTH:

(a)           Immediately prior to the amendment and restatement of these Articles, the Corporation had authorized 1,000 shares of Common Stock, par value $0.01 per share.

(b)           Immediately following the amendment and restatement of these Articles, the corporation had authorized 200,000,000 shares of Capital Stock (par value $0.01 per share), consisting of (i) 100,000,000 shares of Common Stock, (ii) 50,000,000 shares of Blank Check Common Stock, (iii) 48,000,000 shares of Preferred Stock, and (iv) 2,000,000 shares of Series A Preferred Stock

(c)           Prior to the amendment and restatement, the aggregate par value of all classes of Capital Stock was $10. Following the amendment, the aggregate par value of all classes of Capital Stock was $2,000,000.

IN WITNESS WHEREOF, on this 28th day of October, 2016, the Corporation has caused these Articles of Amendment and Restatement to be executed and acknowledged in its name and on its behalf by its Chief Operating Officer and attested to by its Secretary; and the Chief Operating Officer acknowledges that these Articles of Amendment and Restatement are the act of the Corporation, and the Chief Operating Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

		By:	/s/ David A. Brooks
			Name:	David A. Brooks
			Title:	Chief Operating Officer and
General Counsel

ATTEST:

By:	/s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: Chief Financial Officer

[Signature Page to Amended and Restated Articles of Incorporation]